Exhibit 99.(e)(2)

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

THIS AUTHORIZED PARTICIPANT AGREEMENT (this “Agreement”) is entered into by and between SEI Investments Distribution Co. (“Distributor”) and ___________________________ (the “Participant”) and is subject to acceptance by Brown Brothers Harriman & Co. as transfer agent (the “Transfer Agent”) for Global X Funds (the “Fund”).

WHEREAS, Distributor serves as the principal underwriter of the Fund in connection with the sale and distribution of shares of beneficial interest (“Shares”) of each portfolio or series of the Fund (each, a “Portfolio” and collectively, the “Portfolios”) as set forth on Exhibit A attached hereto; and

WHEREAS, Transfer Agent serves as the transfer agent for the Fund, and is an Index Receipt Agent, as that term is defined is defined in the rules of the National Securities Clearing Corporation (“NSCC”); and

WHEREAS, the Shares of any Portfolio may be purchased or redeemed only by or through an authorized participant, such as Participant, who has entered into an authorized participant agreement substantially in the form hereof.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and intending to be legally bound hereby, agree as follows:

ARTICLE 1 DEFINED TERMS

The capitalized terms used in this Agreement are defined as set forth herein. Any capitalized terms used herein that are not defined shall have the meaning set forth in the Prospectus.

1.01 “1933 Act” means the Securities Act of 1933, as amended.

1.02 “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.03 “1940 Act” means the Investment Company Act of 1940, as amended.

1.04 “AML Program” shall have the meaning set forth in Section 3.01(v).

1.05 “Affiliated Person” shall have the meaning given to it by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

1.06 “Authorized Person” shall have the meaning set forth in ARTICLE 5.

1.07 “Balancing Amount” will be an amount equal to the differential, if any, between the total aggregate market value of the Deposit Securities and the NAV per Creation Unit next determined.

1.08 “Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the 1934 Act.

1.09 “Business Day” shall mean each day the New York Stock Exchange is open for regular trading and the Trust and the Custodian are open for business.

1.10 “CEA” means the Commodity Exchange Act, as amended.

1.11 “Cash Amount” means the Balancing Amount plus the applicable transaction fee.

1.12 “Cash” shall mean same day funds in United States dollars.

1.13 “CNS Process” means the Continuous Net Settlement clearing processes of NSCC, as such processes have been enhanced to effect purchases and redemptions of Creation Units.

1.14 “CNS System” means the Continuous Net Settlement clearing processes of NSCC.

1.15 “Code” means the Internal Revenue Code of 1986, as amended.

1.16 “Contractual Settlement Date” means the date as specified in the Prospectus and the Procedures Handbook upon which delivery of Deposit Securities must be made to the Fund.

1.17 “Creation Unit” shall have the meaning set forth in Section 2.01.

1.18 “Custodian” means the Fund’s custodian, ____________________.

1.19 “Deposit Securities” means an in-kind deposit of a designated portfolio of equity securities selected by or on behalf of the Fund.

1.20 “DTC” means The Depository Trust Company.

1.21 “DTC Participant” shall have the meaning set forth in Section 3.01(i).

1.22 “DTC Process” means the process for effecting purchases orders or redemption requests of Creation Units through DTC other than through the use of the CNS System.

1.23 “FINRA” means the Financial Industry Regulatory Authority.

1.24 “FinCEN” shall have the meaning set forth in Section 3.01(iv).

1.25 “Indemnified Party” shall have the meaning set forth in Section 6.01.

1.26 “Listing Exchange” shall have the meaning set forth in Section 8.01.

1.27 “NAV” shall have the meaning set forth in Section 6.02.

1.28 “OFAC” shall have the meaning set forth in Section 3.01(iv).

1.29 “Orders” shall have the meaning set forth in Section 2.02.

1.30 “Participating Party” shall have the meaning set forth in Section 3.01(i).

1.31 “PIN Number” shall have the meaning set forth in ARTICLE 5.

1.32 “Procedures Handbook” shall have the meaning set forth in Section 2.02.

1.33 “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Fund or any advertising, marketing, shareholder communication, or promotional material generated by the Fund or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.34 “Purchase Order” shall have the meaning set forth in Section 2.02.

1.35 “Redemption Request” shall have the meaning set forth in Section 2.02.

ARTICLE 2 ORDERS FOR PURCHASE AND REDEMPTION

2.01 Creation Units. The Shares of any Portfolio may be purchased or redeemed only in aggregations of a specified number of Shares, as stated in the Prospectus, referred to herein as a “Creation Unit”. The Participant is hereby authorized to purchase and redeem Creation Units of any Portfolio listed in the Prospectus, which may be revised by the Fund from time to time.

2.02 Procedures for Orders. The Participant may purchase and/or redeem Creation Units of Shares through (i) the CNS Process or (ii) the DTC Process. The procedures for placing and processing an order to purchase Shares (each a “Purchase Order”) and a request to redeem Shares (each a “Redemption Request”) (as used herein, Purchase Orders and Redemption Requests are collectively referred to as “Orders”) are described in the Fund’s Prospectus and in the then current procedures handbook as prepared by the Distributor and made available to the Participant from time to time (“Procedures Handbook”). All Orders shall be made in accordance with the terms and procedures set forth in the Prospectus and Procedures Handbook; provided that in the event of a conflict, the terms and procedures of the Prospectus shall control. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. The Fund reserves the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time.

2.03 NSCC Authorization. Solely with respect to Orders through the CNS Process, the Participant, hereby authorizes the Transfer Agent to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and the Cash Amount as are necessary consistent with such Orders. The Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

2.04 Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Transfer Agent, the Fund or their Affiliated Persons will be recorded, and the Participant hereby consents to the recording of all calls with any of those parties.

2.05 Irrevocability. The Fund reserves the absolute right to reject any Order. Once accepted, all Orders are irrevocable.

2.06 Prospectus Delivery. The Participant consents to the delivery of Portfolio Prospectuses electronically, and understands that unless this consent is revoked, the Participant can only obtain access to Prospectuses from the Distributor electronically. The Participant understands that current Prospectuses and all required reports for each applicable Portfolio are available at the Fund’s website at _________________________. The Participant can revoke this consent to delivering a Prospectus electronically at any time by calling [1-800-xxx-xxxx]. The Participant agrees to maintain a valid e-mail address, and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant understands that it must have regular and continuous Internet access to access all documents relating to a Prospectus.

ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTICIPANT

3.01 Representations, Warranties and Covenants of Participant. The Participant hereby represents, warrants and covenants the following:

          The Participant (i) is and will continue to be a member in good standing of the NSCC so long as this Agreement is in full force and effect and (ii) with respect to (x) all orders of Creation Units of Shares of any Portfolio, it is a “DTC Participant,” and (y) any order of Creation Units of Shares of any Portfolio initiated through the CNS Process, it is a member of NSCC and a participant in the CNS System of NSCC (a “Participating Party”). If any change in the foregoing status of the Participant occurs, the Participant shall give prompt written notice to the Distributor and the Fund of such change. Upon such notice, the Distributor, in consultation with the Fund, may terminate this Agreement.

          (i) Unless Section 3.01(iii) applies, the Participant either (i) is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA, or (ii) is exempt from being, or otherwise is not required to be, licensed as a broker-dealer or a member of FINRA, and in either case is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. In connection with the purchase or redemption of Creation Units and any related offers or sales of Shares, the Participant will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant will comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the FINRA By-Laws and NASD Conduct Rules (or of comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules) if it is a FINRA member, in each case, to the extent applicable to its role acting as Participant hereunder and will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

          (ii) If the Participant is offering or selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified or a member of FINRA as set forth in Section 3.01(ii) above, the Participant will, in connection with such offers and sales, (i) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) comply with the prospectus delivery and other requirements of the 1933 Act, and the regulations promulgated thereunder, and (iii) conduct its business in accordance with the NASD Conduct Rules (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules), to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, Shares.

          (iii) The Participant is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities, including the Bank Secrecy Act, as amended by USA PATRIOT Act; rules and regulations issued by the U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), the Financial Crimes and Enforcement Network (“FinCEN”), the SEC and FINRA.

          (iv) The Participant has an anti-money laundering program (“AML Program”), that at minimum includes, i) an AML compliance officer designated to administer and oversee the AML Program, ii) ongoing training for appropriate personnel, iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; iv) procedures to comply with know your customer requirements and to verify the identity of all customers; v) appropriate record keeping procedures. In addition Customer agrees to fully cooperate with requests from the government regulators and Distributor for information relating to customers and/or transactions involving the Fund Shares, as permitted by law, in order for Distributor to comply with its regulatory requirements. Without in any way limiting the foregoing, Participant acknowledges that Distributor is authorized to take any action necessary to restrict distribution activities to the extent necessary to comply with its regulatory obligations applicable to it.

          (v) The Participant acknowledges that in addition to satisfying the prospectus delivery and disclosure requirements of the 1933 Act, it and any other participant in the distribution of the Shares purchased by the Participant may have an obligation to comply with the disclosure delivery requirements under the CEA.

          (vi) The Participant will not make, or permit any of its representatives to make, any representations concerning the Shares or any Indemnified Party other than representations contained (A) in the then-current Prospectus of the Fund, (B) in printed information approved by the Fund as information supplemental to such Prospectus or (C) in any promotional materials or sales literature furnished to the Participant by the Fund.

          (vii) The Participant will not furnish or cause to be furnished to any person or display or publish any information or material relating to the Shares, any Indemnified Person or the Fund that are not consistent with the Fund’s then current Prospectus.

          (viii) The Participant agrees to abide by the terms of the then current click-through agreement set forth on the applicable website, which terms are hereby incorporated herein.

ARTICLE 4 STATUS OF PARTICIPANT

4.01 General. The Participant acknowledges that (a) the Participant will be deemed to be an independent contractor and shall have no authority to act as agent for the Fund or the Distributor in any matter or in any respect; (b) the Participant will make itself and its employees available, upon reasonable request, during normal business hours to consult with the Distributors or its designees concerning the performance of the Participant’s responsibilities under this Agreement; (c) the Participant, as a DTC Participant, agrees that it shall be bound by all of the obligations of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus and (d) the Participant agrees, subject to any privacy, confidentiality or other obligations it may have to its customers arising under federal or state securities laws or the applicable rules of any self-regulatory organization, to assist the Distributor in ascertaining certain information regarding sales of Shares made by or through the Participant upon request of the Fund or the Distributor that is necessary for the Fund to comply with its obligations to distribute information to its shareholders under applicable state or federal securities laws; provided that consistent with market practice, the Participant may undertake to deliver prospectuses, proxy material, annual and other reports of the Fund or other similar information that the Fund is obligated to deliver to its shareholders to the Participant’s customers that custody Shares with the Participant, after receipt from the Fund of sufficient quantities to allow mailing thereof to such customers.

4.02 Treatment as Underwriter. The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by the Fund on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.

4.03 Creditworthiness. The Participant understands that it will be required from time to time to satisfy certain creditworthiness criteria established and approved by the Fund.

ARTICLE 5 AUTHORIZED PERSONS

Concurrently with the execution of this Agreement and upon request from the Distributor from time to time thereafter, the Participant shall deliver to the Distributor, with a copy to the Transfer Agent, notarized and duly certified as appropriate by its secretary or other duly authorized official, a certificate in the form of Exhibit B setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Participant (each, an “Authorized Person”). The Distributor may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the Distributor receives a superseding certificate bearing a subsequent date. Upon the termination or revocation of authority of any formerly Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and such notice shall be effective upon receipt by the Distributor. The Distributor shall issue to each Authorized Person a unique personal identification number (the “PIN Number”) by which such Authorized Person shall be identified and by which instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential by the Participant and shall only be provided to the Authorized Person. If, after issuance, the Authorized Person’s PIN Number is changed, the new PIN Number shall become effective on a date mutually agreed upon by the Participant and the Distributor.

ARTICLE 6 INDEMNIFICATION AND LIMITATION OF LIABILITY

6.01 Indemnification. The Participant hereby agrees to indemnify, defend and hold harmless the Distributor, the Fund, the Transfer Agent, and each of their respective subsidiaries, Affiliated Persons, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Participant (or an affiliate of the Participant) of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Indemnified Party in reliance upon any instructions issued by Participant reasonably believed by such Indemnified Party to be genuine and to have been given by the Participant, or (v) (A) any representation by the Participant, its employees or its agents or other representatives about the Shares, any Indemnified Party or the Fund that is not consistent with the Fund’s Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares and (B) any untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature related to the Fund or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares, any Indemnified Party or the Fund, unless, in either case, such representation, statement or omission was made or included by the Participant at the written direction of the Distributor or is based upon any omission or alleged omission by the Distributor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading.

6.02 Limitation of Liability. The Distributor, the Fund and the Transfer Agent shall not be liable to the Participant for any damages arising out of (i) mistakes or errors in data provided in connection with Orders except to the extent arising out of data provided by the Distributor; (ii) mistakes or errors arising out of interruptions or delays of communications with the Participant, the Transfer Agent, the Fund or the Fund’s adviser, (iii) mistakes or errors of the Transfer Agent, or (iv) differences in performance between the Fund’s Net Asset Value (“NAV”), the Intraday Indicative Value, the Deposit Securities, or the underlying index benchmark of any Portfolio.

ARTICLE 7 CONFIDENTIAL INFORMATION.

7.01 General. Distributor and the Fund (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by Distributor and the Fund (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to Distributor as a

Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

7.02 Definition of Confidential Information. The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

7.03 Exclusions. The provisions of this Article 7 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

7.04 Disclosure of Confidential Information. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 7, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 7. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

7.05 Obligations Upon Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) Distributor shall have no obligation to return or destroy Confidential Information of the Fund that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of this Article 7 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

ARTICLE 8 ORDERS.

8.01 Listing Exchange. The Participant understands and agrees that an Order may be submitted only on days that the national securities exchange which is the primary exchange or other market on which with Shares are traded (the “Listing Exchange”) is open for trading or business.

8.02 Redemption Request. The Participant understands and agrees that Redemption Requests may be submitted only on days that the Fund is open for business, as required by Section 22(e) of the 1940 Act. In addition, in connection with each Redemption Request, the Participant agrees to ascertain that the Shares to be redeemed have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement that would preclude the delivery of such Shares to the Transfer Agent in accordance with the Prospectus or as otherwise required by the Fund. In addition the Participant agrees that the Trust will acquire good and unencumbered title to Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such Shares. The Participant understands and agrees that in the event collateral or Shares are not transferred to the Transfer Agent as set forth in the Procedures Handbook, the Redemption Request trade may be broken by the Fund and the Participant will be solely responsible for all costs incurred by the Fund or the Distributor related to breaking the trade. The Distributor will only process Redemption Requests upon verification from the Transfer Agent of the Fund’s receipt of such collateral or shares. The Participant understands that shares may be redeemed only when one or more Creation Units of Shares of a Beneficial Owner are held in the account of a single Participant.

ARTICLE 9 MISCELLANEOUS

9.01 Termination, and Amendment. This Agreement may be terminated (i) at any time by any party upon mutual agreement of the parties; (ii) upon thirty days prior written notice by any party to the other parties or (iii) upon written notice of the Distributor in the event of a breach by the Participant of any provision of this Agreement or the Procedures Handbook. This Agreement supersedes any prior such agreement between or among the parties. This Agreement may be amended by the Fund or the Distributor from time to time without the consent of the Participant or any Beneficial Owner by mailing a copy of such amendment to the Participant and the Transfer Agent. For purposes of this Agreement, mail will be deemed received by the Participant on the fifth Business Day following the deposit of such mail into the U.S. Postal system. If the Participant fails to object in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

9.02 Third Party Beneficiary. The Participant and the Distributor understand and agree that the Fund and each Portfolio, each as a third party beneficiary to this Agreement, is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Fund or such Portfolio.

9.03 Incorporation by Reference. The Participant acknowledges receipt of the Prospectus and Procedures Handbook, represents that it has reviewed such documents and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the creation and redemption of Shares are incorporated herein by reference.

9.04 Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to Distributor shall be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to

the Participant shall be sent to ___________________________________. Notices to the Transfer Agent shall be sent to ___________________________________.

9.05 Commencement of Trading. The Participant may not submit an Order pursuant to this Agreement until five Business Days after effectiveness of this Agreement (which shall not take effect until acknowledged by the Index Receipt Agent or such earlier date agreed upon between the Distributor and the Participant.

9.06 Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall first provide written notice to that effect to such other parties. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

9.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall control.

9.08 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

9.09 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

9.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

[Signature Page Follows]

IN WITNESS WHEREOF, the Participant and Distributor have each duly executed this Agreement, as of the day and year above written.

[Participant]	SEI INVESTMENTS DISTRIBUTION CO.

By:	By:

Name:	Name:
Title:	Title:

ACCEPTED BY:

Brown Brothers Harriman & Co.

By:

Name:
Title:

EXHIBIT A

GLOBAL X FTSE NORDIC 30 ETF

EXHIBIT B
FORM OF CERTIFIED AUTHORIZED PERSONS OF AUTHORIZED PARTICIPANT

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Participant Agreement or any other notice, request or instruction on behalf of the Participant pursuant to the [Fund Name] Participant Agreement.

Authorized Participant: _____________________________

Name:	_________________________________	Name:	_________________________________

Title:	_________________________________	Title:	_________________________________

Signature:	_________________________________	Signature:	_________________________________

Name:	_________________________________	Name:	_________________________________

Title:	_________________________________	Title:	_________________________________

Signature:	_________________________________	Signature:	_________________________________

The undersigned, [name], [title] of [company], does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the [Fund Name] Participant Agreement by and between [name of Authorized Participant], [Fund Name] and [Transfer Agent Name], dated [date], and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand and the seal of [company] on the date set forth below.

Subscribed and sworn to before me this day of , 20	By:	__________________________________________

	Name:	__________________________________________

	Title:	__________________________________________

_______________________________________	Date:	__________________________________________

Notary Public